UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of The
                         Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): August 26, 2005

                            HEALTHRENU MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

             Nevada                    000-21914        84-1022287
   -------------------------------   -------------  ------------------
   (State or other jurisdiction of    (Commission     (IRS Employer
         incorporation)               File Number)   Identification No.)

                 12777 Jones Road, Suite 481, Houston, TX        77070
                 ----------------------------------------        -----
               (Address of Principal Executive Offices)        (Zip Code)

            Our telephone number, including area code: (281) 890-2561
                                                       ---------------

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On August 26, 2005 and September 2, 2005, we closed on the sale of our securities in a private placement. We sold 175 of our Units ("Units") for $175,000 cash and $134,000 of Units for $134,000 cash on August 26, 2005 and September 2, 2005, respectively. Each Unit consists of a convertible promissory note in the principal amount of $1,000 (the "Notes") and two warrants for each share of our common stock issued upon conversion of the Notes, each warrant to purchase one share of our common stock at an exercise price per share equal to 125% and 150%, respectively, of the conversion price of the Notes then in effect upon conversion of the shares of Notes by the stockholder from time to time (the "Warrants").

The Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter. The conversion price is equal to 85% of the average closing price of our common stock on the OTC Bulletin Board for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the Noteholder. The shares of Notes are entitled to receive 8% annual interest payable in shares of our common stock. The Warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the Notes and ending on October 31, 2009 and are subject to adjustment for anti-dilution purposes.

For the $175,000 of Units sold on August 26, 2005, the total offering price and the total commissions paid to broker-dealers were $175,000 and $26,250, respectively. For the $134,000 of Units sold on September 2, 2005, the total offering price and the total commissions paid to broker-dealers were $134,000 and $20,100, respectively. Broker-dealer commissions consisted of:

      o a commission of 12% of the gross offering proceeds raised by the broker-dealer;

      o a non-accountable expense allowance of 3% of the gross offering proceeds raised by the broker-dealer;

      o warrants to purchase that number of shares of our common stock as equals 10% of the number of shares of common stock that would be issuable to investors in the offering assuming conversion of the Notes at the closing date, with an exercise price equal to 110% of their conversion prices on such date, a term of four years and all other terms substantially the same as those of other warrants issuable to investors in the offering; and

      o     legal fees of the broker-dealer for the offering of $6,690.

Such fees were deducted from offering proceeds to the extent applicable.

Issuance of the securities was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The Units were sold to accredited investors in a private placement without the use of any form of general solicitation or advertising. The underlying securities are "restricted securities" subject to applicable limitations on resale.

Section 8 - Other Events

Item 8.01.  Other Events.

In April 2005, we filed a lawsuit in U.S. Federal District Court for the Southern District of Texas against Darrell Good, the founder and principal of HealthRenu, Inc., a Delaware corporation to whose business we succeeded, seeking to recover approximately 8.1 million shares of our common stock from Mr. Good and requesting that Mr. Good cease competing with us and soliciting our customers. The lawsuit, among other claims, alleged breach of contract, fraud and breach of fiduciary duty based on Mr. Good's misrepresentation to us that we owned our products' formulas when in fact they are owned by the production laboratory. Mr. Good competed against us by posting products similar to ours with the same product numbers on his website for sale. Mr. Good has also attempted to solicit sales from our customers. A final default judgment against Mr. Good was entered in this case on July 29, 2005 and the court ordered that the shares be returned to us and cancelled and that Mr. Good is enjoined from competing with us for one year. The time for appeal of the order expired on August 28, 2005. We plan to pursue enforcement of the judgment. The shares have been cancelled on the books and records of our transfer agent after the cancellation of such shares, and we have 25,777,712 shares of common stock outstanding as of September 9, 2005. We cannot assure you that we will be able to prevent Mr. Good from continuing to compete with us or to solicit our customers.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(c)      EXHIBITS

         10.1     Form of 8% Convertible Notes.

         10.2     Form of 125% Warrant.

         10.3     Form of 150% Warrant.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date:  September 9, 2005


                                HEALTHRENU MEDICAL, INC.
                                (Registrant)


                                By: /s/  Robert W. Prokos
                                    --------------------------------------------
                                    Name:  Robert W. Prokos
                                    Title: President and Chief Executive Officer